                                                                   EXHIBIT 99.1

                           CELLNET DATA SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited).................        F-3

Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the six
  months ended June 30, 1995 and 1996 (unaudited)..........................................................        F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994 and
  1995 and the six months ended June 30, 1996 (unaudited)..................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the six
  months ended June 30, 1995 and 1996 (unaudited)..........................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

CellNet Data Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of CellNet Data Systems, Inc. and subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CellNet Data Systems, Inc. and subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
February 9, 1996
(April 11, 1996 as to the last sentence of the second paragraph of Note 5 and October 31, 1996 as to Note 10)

                           CELLNET DATA SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS

                                             DECEMBER 31,                    PRO FORMA
                                          ------------------   JUNE 30,       JUNE 30,
                                            1994      1995       1996           1996
                                          --------  --------  -----------   ------------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                              (NOTE 1)
Current Assets:
  Cash and cash equivalents.............  $ 12,503  $ 48,018   $  70,730     $  71,921
  Short-term investments................    12,005    95,779      32,237        32,237
  Accounts receivable...................       703     2,118       1,904         1,904
  Prepaid expenses and other............       248       940         886           886
                                          --------  --------  -----------   ------------
    Total current assets................    25,459   146,855     105,757       106,948
Network Components and Inventory........     2,146    11,664      12,569        12,569
Networks in Progress....................     1,333    12,602      29,850        29,850
Property--net...........................     2,871     7,539       9,129         9,129
Debt Issuance Costs--net................     --        5,646       5,348         5,348
                                          --------  --------  -----------   ------------
  Total assets..........................  $ 31,809  $184,306   $ 162,653     $ 163,844
                                          --------  --------  -----------   ------------
                                          --------  --------  -----------   ------------

     LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable......................  $  2,050  $  7,241   $   6,329     $   6,329
  Accrued compensation and related
    benefits............................       402     1,353         735           735
  Accrued liabilities...................       889       981         990           990
  Current portion of capital leases.....       384       280         296           296
                                          --------  --------  -----------   ------------
    Total current liabilities:               3,725     9,855       8,350         8,350
                                          --------  --------  -----------   ------------
Senior Discount Notes--13%..............     --      182,528     194,720       194,720
                                          --------  --------  -----------   ------------
Capital Lease Obligations--net..........       162       540         497           497
                                          --------  --------  -----------   ------------
Commitments and Contingencies (Notes 1
  and 9)
Series CC Redeemable Convertible
  Preferred Stock--$.001 par value;
  3,215,768 shares designated and
  outstanding and none on a pro forma
  basis; aggregate liquidation value of
  $31,000,000...........................    29,486    29,486      29,486        --
                                          --------  --------  -----------   ------------

Stockholders' Equity (deficit):
  Convertible preferred stock--$.001 par
    value; 15,000,000 shares authorized;
    shares outstanding, 1994: 9,008,518;
    1995: 9,136,675; 1996: 9,137,078; no
    shares outstanding on a pro forma
    basis; aggregate liquidation value
    of $27,812,000......................    25,990    27,195      27,196        --
  Common stock--$.001 par value;
    50,000,000 shares authorized; shares
    outstanding: 1994, 2,716,166; 1995,
    5,034,262; 1996, 5,209,472 and
    33,924,958 on a pro forma basis.....    26,790    27,608      27,636        88,484
  Notes receivable from sale of common
    stock...............................      (284)     (866)       (866)         (866)
  Warrants..............................        10     2,984       2,984             9
  Accumulated deficit...................   (54,065)  (95,021)   (127,334)     (127,334)
  Net unrealized loss on short-term
    investments.........................        (5)       (3)        (16)          (16)
                                          --------  --------  -----------   ------------
    Total stockholders' deficit.........    (1,564)  (38,103)    (70,400)      (39,723)
                                          --------  --------  -----------   ------------
Total liabilities and stockholders'
  deficit...............................  $ 31,809  $184,306   $ 162,653     $ 163,844
                                          --------  --------  -----------   ------------
                                          --------  --------  -----------   ------------

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------  ------------------
                                           1993      1994      1995      1995      1996
                                          -------  --------  --------  --------  --------
                                                                          (UNAUDITED)
Revenues:
  Product sales.........................  $ 1,757  $  1,447  $  1,663  $    938  $    127
  Network service revenues..............    --        --           35     --          244
  Other revenues........................    --          204       428       353        49
                                          -------  --------  --------  --------  --------
    Total revenues......................    1,757     1,651     2,126     1,291       420
                                          -------  --------  --------  --------  --------
Costs and expenses:
  Cost of product sales.................    1,840     1,191     1,294       598       109
  Cost of network operations............    --        --        3,835     1,333     3,374
  Research and development..............    5,262     9,693    22,380     6,735    13,009
  Marketing and sales...................    1,447     3,257     4,201     1,946     2,924
  General and administrative............    1,450     2,583     6,805     2,874     5,412
                                          -------  --------  --------  --------  --------
    Total costs and expenses............    9,999    16,724    38,515    13,486    24,828
                                          -------  --------  --------  --------  --------
Loss from operations....................   (8,242)  (15,073)  (36,389)  (12,195)  (24,408)
Other income (expense):
  Interest income.......................       66       555     4,590       860     3,458
  Interest expense......................     (198)     (101)   (9,320)     (754)  (11,264)
  Other--net............................      (16)      (13)      166       (31)      (97)
                                          -------  --------  --------  --------  --------
Total other income (expense)............     (148)      441    (4,564)       75    (7,903)
                                          -------  --------  --------  --------  --------
Loss before income taxes................   (8,390)  (14,632)  (40,953)  (12,120)  (32,311)
Provision for income taxes..............        1         2         3         1         2
                                          -------  --------  --------  --------  --------
Net loss................................  $(8,391) $(14,634) $(40,956) $(12,121) $(32,313)
                                          -------  --------  --------  --------  --------
                                          -------  --------  --------  --------  --------
Pro forma net loss per share............                     $  (1.22) $  (0.37) $  (0.94)
                                                             --------  --------  --------
                                                             --------  --------  --------
Shares used in computing pro forma net
  loss per share........................                       33,497    32,817    34,483
                                                             --------  --------  --------
                                                             --------  --------  --------

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                             NET
                              CONVERTIBLE                            NOTES                               UNREALIZED
                            PREFERRED STOCK       COMMON STOCK     RECEIVABLE                              LOSS ON
                           ------------------  ------------------  FROM SALE               ACCUMULATED   SHORT-TERM
                            SHARES    AMOUNT    SHARES    AMOUNT    OF STOCK    WARRANTS     DEFICIT     INVESTMENTS    TOTAL
                           ---------  -------  ---------  -------  ----------   --------   -----------   -----------   --------
BALANCES, January 1,
  1993...................  4,244,858  $4,181     895,492  $26,616    $--         $    9     $ (31,040)     -$-         $   (234)
Sales of Series AA
  preferred stock (less
  issuance costs of
  $8)....................    755,142     747      --        --       --           --           --          --               747
Exercise of stock
  options................     --        --       886,618      46     --           --           --          --                46
Conversion of
  subordinated debt
  ($3,242) and accrued
  interest ($32) into
  Series BB preferred
  stock and warrants.....    689,190   3,274      --        --       --           --           --          --             3,274
Sale of Series BB
  preferred stock and
  warrants (less issuance
  costs of $504).........  2,748,020  12,549      --        --       --           --           --          --            12,549
Sales of Series BB
  preferred stock for
  notes receivable.......     52,635     250      --        --        (250)       --           --          --             --
Sale of common stock
  (less issuance costs of
  $1)....................     --        --       400,400      19     --           --           --          --                19
Sale of stock warrants...     --        --        --        --       --               1        --          --                 1
Net loss.................     --        --        --        --       --           --           (8,391)     --            (8,391)
                           ---------  -------  ---------  -------    -----      --------   -----------       ---       --------
BALANCES, December 31,
  1993...................  8,489,845  21,001   2,182,510  26,681      (250)          10       (39,431)     --             8,011
Exercise of stock options
  and restricted stock
  purchase...............     --        --       533,656     109      (100)       --           --          --                 9
Sale of Series DD
  preferred stock (net of
  issuance costs of
  $10)...................    518,673   4,989      --        --       --           --           --          --             4,989
Collection of notes
  receivable.............     --        --        --        --          66        --           --          --                66
Net unrealized loss on
  short-term
  investments............     --        --        --        --       --           --           --             (5)            (5)
Net loss.................     --        --        --        --       --           --          (14,634)     --           (14,634)
                           ---------  -------  ---------  -------    -----      --------   -----------       ---       --------
BALANCES, December 31,
  1994...................  9,008,518  25,990   2,716,166  26,790      (284)          10       (54,065)        (5)        (1,564)
Sale of Series DD
  preferred stock (net of
  issuance costs of
  $31)...................    128,157   1,205      --        --       --           --           --          --             1,205
Exercise of stock options
  and restricted stock
  purchases..............     --        --     2,318,096     818      (628)       --           --          --               190
Common stock warrants
  issued in connection
  with senior discount
  notes..................     --        --        --        --       --           2,974        --          --             2,974
Collection of notes
  receivable.............     --        --        --        --          46        --           --          --                46
Net unrealized gain on
  short-term
  investments............     --        --        --        --       --           --           --              2              2
Net loss.................     --        --        --        --       --           --          (40,956)     --           (40,956)
                           ---------  -------  ---------  -------    -----      --------   -----------       ---       --------
BALANCES, December 31,
  1995...................  9,136,675  27,195   5,034,262  27,608      (866)       2,984       (95,021)        (3)       (38,103)
Exercise of stock options
  and warrants*..........        403       1     175,210      28     --           --           --          --                29
Net unrealized loss on
  short-term
  investments*...........     --        --        --        --       --           --           --            (13)           (13)
Net loss*................     --        --        --        --       --           --          (32,313)     --           (32,313)
                           ---------  -------  ---------  -------    -----      --------   -----------       ---       --------
BALANCES, June 30,
  1996*..................  9,137,078  $27,196  5,209,472  $27,636    $(866)      $2,984     $(127,334)      $(16)      $(70,400)
                           ---------  -------  ---------  -------    -----      --------   -----------       ---       --------
                           ---------  -------  ---------  -------    -----      --------   -----------       ---       --------

------------------------------

*Unaudited

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED               SIX MONTHS ENDED
                                                                         DECEMBER 31,                  JUNE 30,
                                                                -------------------------------  --------------------
                                                                  1993       1994       1995       1995       1996
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................................  $  (8,391) $ (14,634) $ (40,956) $ (12,121) $ (32,313)
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization.............................        699        992      2,295        917      2,257
    Amortization of discount on 13% senior notes..............     --         --          9,665     --         12,192
    Amortization of debt issuance costs.......................     --         --            256         17        298
    Deferred rent.............................................       (115)       (43)       (46)        22         21
    Loss (gain) on disposition of property....................          1          2         57         14        (15)
    Changes in:
      Accounts receivable.....................................       (293)      (282)    (1,415)       208        214
      Prepaid expenses and other..............................        (93)      (126)      (692)      (668)        54
      Network components and inventory........................       (574)    (1,260)    --         --         --
      Accounts payable........................................        348      1,389      5,191      2,394       (912)
      Accrued compensation and related benefits...............     --         --            951        268       (618)
      Accrued liabilities.....................................       (673)      (676)       138        496        (12)
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash used for operating activities................     (9,091)   (14,638)   (24,556)    (8,453)   (18,834)
                                                                ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Network components and inventory............................     --         --         (9,518)    (3,597)      (905)
  Networks in progress........................................     --         (1,333)   (11,269)    (2,467)   (17,482)
  Purchase of property........................................       (535)    (2,436)    (6,222)    (3,009)    (3,478)
  Other assets................................................         73     --         --         --         --
  Purchase of short-term investments..........................     (2,962)   (12,548)  (285,802)   (41,890)  (263,980)
  Proceeds from sales and maturities of short-term
    investments...............................................     --          3,500    202,030     14,317    327,522
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used for) investing
          activities..........................................     (3,424)   (12,817)  (110,781)   (36,646)    41,677
                                                                ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of senior discount notes and related stock
    warrants..................................................     --         --        175,837    125,894     --
  Cash paid for debt issuance costs...........................     --         --         (5,902)    (4,034)    --
  Subordinated debt borrowings................................      3,242        350     --         --         --
  Repayment of debt obligations...............................       (403)      (511)      (524)      (313)      (160)
  Proceeds from sale of preferred stock.......................     13,296     34,122      1,205      1,205          1
  Proceeds from sale of common stock..........................         66          9        190         14         28
  Collection of notes receivable from sale of common stock....     --             66         46         46     --
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used for) financing
          activities..........................................     16,201     34,036    170,852    122,812       (131)
                                                                ---------  ---------  ---------  ---------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS.........................      3,686      6,581     35,515     77,713     22,712
CASH AND CASH EQUIVALENTS, Beginning of period................      2,236      5,922     12,503     12,503     48,018
                                                                ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, End of period......................  $   5,922  $  12,503  $  48,018  $  90,216  $  70,730
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of subordinated debt and accrued interest into
    preferred stock...........................................  $   3,274  $     353  $  --      $  --      $  --
  Acquisition of property under capital leases................  $      17  $     232  $     798  $     348  $     133
  Sale of common stock for notes receivable...................  $     250  $     100  $     628  $     200  $  --

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest....................  $     166  $     101  $     113  $      44  $      56
  Cash paid for income taxes..................................  $       1  $       2  $       3  $       1  $       2

          See accompanying notes to consolidated financial statements.

                           CELLNET DATA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--Since 1993, CellNet Data Systems, Inc. and subsidiaries (the "Company") has focused substantially all of its resources and efforts on the development of the CellNet wireless data communication system to provide automated network meter reading and other services to the utility industry and to providers of non-utility services. The Company's primary activities since 1993 have included research and development, prototype product development, field testing, commercial network installation, and provision of wireless data communication services, in connection with the development and deployment of its CellNet wireless data communication system.

    The Company is in the process of progressively installing its network for Kansas City Power & Light Company and commenced the installation of its network for Union Electric Company in the first quarter of 1996. Management plans to significantly increase operations through the roll-out of additional installations for other utility companies and intends to fund these operations through additional debt and equity financing arrangements.

    The Company provides its services to utility companies under long-term contracts by which the Company is obligated to provide meter reading and related services over the term of the contract. The length of the contracts vary and can include renewal options under which the Company's commitments under the contract could exceed 20 years, although there is no assurance that such options would be exercised, or that contract termination clauses would not be exercised. Renewal options generally contain terms which are substantially similar to the original service agreements. Contract termination clauses generally provide for defined payments intended to cover remaining network asset values.

    CONSOLIDATION--The accompanying consolidated financial statements include the accounts of CellNet Data Systems, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

    FINANCIAL STATEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Such estimates include the level of the allowance for potentially uncollectible accounts receivable, reserves for network components and inventory that are obsolete, slow moving or nonsalable, evaluation of network assets for impairment, accrued liabilities and a valuation allowance for net deferred tax assets. Actual results could differ from these estimates.

    CASH EQUIVALENTS--Cash equivalents are highly liquid debt instruments acquired with an original maturity of three months or less. The recorded carrying amounts of the Company's cash and cash equivalents approximate their fair market value.

    SHORT-TERM INVESTMENTS--Short-term investments represent debt and equity securities which are stated at fair value. All short-term investments are classified as available-for-sale. Any temporary difference between an investment's amortized cost and its market value is recorded as a separate component of stockholders' deficit until such gains or losses are realized. Gains or losses on the sale of securities are computed using the specific identification method.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994. The adoption of this standard did not have a significant effect in the Company's financial position or results of operations.

    CUSTOMER CONCENTRATION AND CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. The Company sells its products and services to, and installs its networks primarily for utility companies in the United States. To reduce credit risk related to accounts receivable, the Company periodically evaluates its customers' financial condition. Collateral is generally not required. Reserves are maintained for credit losses, but the Company historically has not experienced any significant losses related to individual customers or groups of customers in any particular geographical area. One utility represented 29% and 73% of revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively and 60% and 27% of accounts receivable at the end of the respective periods. Another utility accounted for 23% of accounts receivable at June 30, 1996. Another utility represented 18%, 58%, 64% and 16% of revenues for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively and 34% of accounts receivable at December 31, 1994. Another utility represented 37% and 10%, and an additional utility represented 36% and 14% of revenues for the years ended December 31, 1993 and 1994, respectively.

    The Company invests in a variety of financial instruments such as commercial paper, debt securities of the U.S. government, foreign debt securities and preferred stock. The Company's policy limits the amount of credit exposure with any one financial instrument or commercial issuer. All such instruments are rated by Standard and Poors as A- or higher. The Company also places its investments for safekeeping with high-credit-quality financial institutions.

    NETWORK COMPONENTS AND INVENTORY--Network components and inventory are stated at the lower of cost (first-in, first-out method) or market. At December 31, 1995 and June 30, 1996, such network components and inventory consisted primarily of purchased and in process materials to be included in the Company's installed networks and also for product sales. Network components, upon completion of assembly, are either sold to customers or transferred to a particular network location and included in networks in progress.

    NETWORKS IN PROGRESS--Networks in progress, which are stated at cost, include both equipment assembled at the Company and systems partially installed at customer sites. Interest is capitalized using the Company's cost of capital until the point in the installation process at which each network begins generating revenue. Accordingly, $458,000 of interest was capitalized during 1995 and $983,000 of interest was capitalized for the six months ended June 30, 1996. Depreciation is computed on a straight-line basis over the shorter of the estimated useful lives of the network assets or the expected minimum period of revenue generation under the related contract (estimated to be approximately ten years).

    PROPERTY--Property is stated at cost. Depreciation and amortization are computed on a straight-line basis over estimated useful lives of three to five years or the capital lease term, if shorter.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEBT ISSUANCE COST is comprised of debt issue costs associated with the Senior Discount Notes (see Note 5). These costs are capitalized and amortized using the effective interest method over the lives of the related debt.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules but requires disclosure in a note to the financial statements of the pro forma net income as if the Company had applied the new method of accounting. The Company intends to follow the disclosure alternative for its employee stock plans at December 31, 1996. Adoption of the new standard will not impact reported earnings and will have no effect on the Company's cash flows.

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," which became effective January 1, 1996. This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Implementation did not have a material impact on the Company's financial statements.

    REVENUE RECOGNITION--Network service revenue, associated with installed networks, is recognized in the period of service. Product sales are recognized upon product shipment. Estimated warranty costs are recorded at the time the product sales are recognized.

    RESEARCH AND DEVELOPMENT--Research and development costs are expensed as incurred. The Company's networks include certain software applications which are integral to their operation. The costs to develop such software have not been capitalized as the Company believes its software development processes are essentially completed concurrent with the establishment of technological feasibility of the software and/or development of the related network hardware.

    FOREIGN CURRENCY TRANSLATION--The functional currency of the Company's U.K. subsidiary is the U.S. dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the period, nonmonetary assets and liabilities are translated at historical rates and operating expenses are translated at average exchange rates in effect during the period. Transaction gains and losses, which are included in other income (expense) in the accompanying consolidated statements of operations, have not been significant.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The recorded carrying amounts of the Company's financial instruments, namely cash and cash equivalents and short-term investments, approximate their fair value. The estimated fair value of the Company's Senior Discount Notes was $179,563,000 at December 31, 1995 and $212,469,000 at June 30, 1996. The fair values of cash equivalents and short-term investments are based on quoted market prices and the estimated fair value of the Senior Discount Notes is based on information provided by the initial purchaser of the original notes.

    PRO FORMA NET LOSS PER SHARE--Pro forma net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shares include preferred stock and certain warrants (using the "if converted" method) and stock options and the remaining warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission's Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the initial filing date as if they were outstanding for all periods presented. In addition, all outstanding preferred stock that converts and all warrants that are assumed to be exercised in connection with the proposed offering are included in the computation as common equivalent shares even when the effect is anti-dilutive.

    UNAUDITED INTERIM FINANCIAL INFORMATION--The unaudited interim financial information as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

    UNAUDITED PRO FORMA INFORMATION--Unaudited pro forma information reflects the conversion of each of the outstanding shares of Series CC redeemable convertible preferred stock into two shares of common stock, the conversion of each of the outstanding shares of Series AA, BB and DD convertible preferred stock into two shares of common stock, the assumed exercise and conversion of each of the outstanding warrants to purchase Series BB preferred stock into two shares of common stock, and the assumed exercise of each of the outstanding warrants issued in connection with the Company's Senior Discount Notes (see Notes 5 and 7) for one share of common stock, upon the closing of the initial public offering as contemplated by this Prospectus.

2. SHORT-TERM INVESTMENTS

    The fair value and the amortized cost of short-term investments at December 31, 1994 and 1995 and June 30, 1996 are presented as follows. Fair values are based on quoted market prices obtained from the Company's broker. All of the Company's short-term investments are classified as available-for-sale, since the Company intends to sell them as needed for operations. The following tables present the unrealized holding gains and losses related to each category of investment security (in thousands):

                                                                                 DECEMBER 31, 1994
                                                                       -------------------------------------
                                                                                     UNREALIZED
                                                                        AMORTIZED      LOSS ON      MARKET
                                                                          COST       INVESTMENT      VALUE
                                                                       -----------  -------------  ---------
Equity securities....................................................   $   6,001     $      (1)   $   6,000
Corporate debt securities............................................       3,509            (4)       3,505
Debt securities of states of the United States and political
  subdivisions of the states.........................................       2,500        --            2,500
                                                                       -----------        -----    ---------
Total................................................................   $  12,010     $      (5)   $  12,005
                                                                       -----------        -----    ---------
                                                                       -----------        -----    ---------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

2. SHORT-TERM INVESTMENTS (CONTINUED)

                                                                           DECEMBER 31, 1995
                                                          ----------------------------------------------------
                                                                        UNREALIZED     UNREALIZED
                                                           AMORTIZED      LOSS ON        GAIN ON      MARKET
                                                             COST       INVESTMENT     INVESTMENT      VALUE
                                                          -----------  -------------  -------------  ---------
Auction-rate preferred stock............................   $  19,803     $      (3)     $  --        $  19,800
Corporate debt securities...............................      64,664        --             --           64,664
Debt securities of states of the United States and
  political subdivisions of the states..................       3,000        --             --            3,000
Debt securities issued by United States government
  agencies..............................................       4,647        --                  2        4,649
Foreign debt securities.................................       3,668            (2)        --            3,666
                                                          -----------        -----          -----    ---------
Total...................................................   $  95,782     $      (5)     $       2    $  95,779
                                                          -----------        -----          -----    ---------
                                                          -----------        -----          -----    ---------

                                                                             JUNE 30, 1996
                                                          ----------------------------------------------------
                                                                        UNREALIZED     UNREALIZED
                                                           AMORTIZED      LOSS ON        GAIN ON      MARKET
                                                             COST       INVESTMENT     INVESTMENT      VALUE
                                                          -----------  -------------  -------------  ---------
Auction-rate preferred stock............................   $  22,800     $  --          $  --        $  22,800
Corporate debt securities...............................       9,453           (16)        --            9,437
                                                          -----------        -----          -----    ---------
Total...................................................   $  32,253     $     (16)     $  --        $  32,237
                                                          -----------        -----          -----    ---------
                                                          -----------        -----          -----    ---------

    The final maturity periods of short-term investments at December 31, 1995 were as follows (in thousands):

                                                                                 MARKET VALUE
                                                             -----------------------------------------------------
                                                                         ONE TO     GREATER
                                                              WITHIN      FIVE      THAN 10      NO
                                                             ONE YEAR     YEARS      YEARS    MATURITY     TOTAL
                                                             ---------  ---------  ---------  ---------  ---------
Auction-rate preferred stock...............................  $  --      $  --      $  --      $  19,800  $  19,800
Corporate debt securities..................................     17,064     10,000     28,400      9,200     64,664
Debt securities of states of the United States and
  political subdivisions of the states.....................     --         --          3,000     --          3,000
Debt securities issued by United States government
  agencies.................................................      4,649     --         --         --          4,649
Foreign debt securities....................................      3,666     --         --         --          3,666
                                                             ---------  ---------  ---------  ---------  ---------
    Total..................................................  $  25,379  $  10,000  $  31,400  $  29,000  $  95,779
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

2. SHORT-TERM INVESTMENTS (CONTINUED)
    The final maturity periods of short-term investments at June 30, 1996 were as follows (in thousands):

                                                                     MARKET VALUE
                                               ---------------------------------------------------------
                                                             ONE TO      GREATER
                                               WITHIN ONE     FIVE       THAN 10       NO
                                                  YEAR        YEARS       YEARS     MATURITY     TOTAL
                                               -----------  ---------  -----------  ---------  ---------
Auction-rate preferred stock.................   $  --       $  --       $  22,800   $  --      $  22,800
Corporate debt securities....................       9,437      --          --          --          9,437
                                               -----------  ---------  -----------  ---------  ---------
                                                $   9,437   $  --       $  22,800   $  --      $  32,237
                                               -----------  ---------  -----------  ---------  ---------
                                               -----------  ---------  -----------  ---------  ---------

    All short-term investments with a final maturity exceeding one year have provisions requiring their repurchase at par at the option of the holder and for adjustment to market rates of interest on at least an annual basis (auction-rate preferred stock). The Company treats such investments as having a maturity of one year or less for purposes of compliance with investment limitations provided in the Senior Discount Note Indenture (see Note 5).

3. PROPERTY

    Property consists of (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------   JUNE 30,
                                                                   1994       1995        1996
                                                                 ---------  ---------  -----------
Manufacturing equipment and tools..............................  $   1,363  $   4,870   $   6,403
Office furniture and equipment.................................      3,639      4,111       5,712
Engineering equipment..........................................      1,639      2,119       2,604
                                                                 ---------  ---------  -----------
Total..........................................................      6,641     11,100      14,719
Accumulated depreciation and amortization......................     (3,770)    (3,561)     (5,590)
                                                                 ---------  ---------  -----------
Total..........................................................  $   2,871  $   7,539   $   9,129
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

4. ACCRUED LIABILITIES

    Accrued liabilities consist of (in thousands):

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1994       1995     JUNE 30, 1996
                                                                      ---------  ---------  -------------
Accrued contractual obligations.....................................  $     325  $     273    $     315
Deferred revenue....................................................        210        190          192
Warranty reserve....................................................        130         15           14
Other...............................................................        224        503          469
                                                                      ---------  ---------        -----
Total...............................................................  $     889  $     981    $     990
                                                                      ---------  ---------        -----
                                                                      ---------  ---------        -----

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

5. SENIOR DISCOUNT NOTES

    In 1995, the Company received $175,837,000 in gross proceeds from the issuance of $325,000,000 aggregate principal amount at maturity of its 13% Senior Discount Notes due June 15, 2005 and related warrants to purchase 2,600,000 shares of common stock at $0.005 per share (the Notes and Common Stock Warrants). Aggregate proceeds of $2,974,000 were attributed to the Common Stock Warrants. Commencing December 15, 2000, interest will be payable on the Notes semi-annually in arrears on each December 15 and June 15 at the rate of 13% per annum.

    The Notes are redeemable at the option of the Company, in whole or in part, at any time on and after June 15, 2000 at specified redemption prices for the relevant year of redemption, plus accrued and unpaid interest to the date of redemption. In addition, the Company may redeem in cash at its option at any time prior to June 15, 1998 up to 25% of the aggregate principal amount of the Notes at 113% of the accreted value thereof on the date of redemption plus accrued and unpaid interest, if any, from the proceeds of a public equity offering (as defined). There are no sinking fund requirements. In the event of a change of control (as defined), each holder of the Notes has the option to require the Company to repurchase such holder's Notes at 101% of the accreted value thereof on the date of repurchase (if prior to June 15, 2000) or 101% of the aggregate principal face amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (if on or after June 15, 2000). The Notes rank senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu with all existing and future senior indebtedness of the Company. The Indenture pursuant to which the Senior Discount Notes were issued contains certain covenants that, among other things, limit the ability of the Company to make dividend payments, make investments, repurchase outstanding shares of stock, prepay other debt obligations, incur additional indebtedness, effect asset dispositions, engage in sale and leaseback transactions, consolidate, merge or sell all or substantially all of the Company's assets, engage in transactions with affiliates, or effect certain transactions by its restricted subsidiaries (as defined). At December 31, 1995, a portion of the Company's short-term investments had been made in corporate debt securities and auction-rate preferred stock in amounts which exceeded the investment limitations under the Indenture. The Company was otherwise in compliance with the financial covenants of the Indenture at December 31, 1995. The Company subsequently adjusted its investment portfolio to bring it into compliance with such limitations within the period provided by the Indenture, and at June 30, 1996 the Company was in compliance with all covenants of the Indenture.

6. SERIES CC REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In conjunction with the proposed initial public offering of the Company's common stock, all outstanding shares of Series CC redeemable convertible preferred stock will automatically convert into common stock upon the closing of the offering (see Note 1).

    At December 31, 1995 and June 30, 1996, 3,215,768 shares of Series CC redeemable convertible preferred stock were designated and outstanding. Each share is convertible into two shares of common stock, subject to adjustments for events of dilution. In addition to converting upon an initial public offering, the Series CC redeemable convertible preferred stock is also automatically convertible into common stock upon the election of the holders of more than 60% of the outstanding shares of such series, or at such time as fewer than 500,000 shares remain outstanding. Each share has the same voting rights as the number of shares of common stock into which it is convertible.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

6. SERIES CC REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    Holders are entitled to noncumulative dividends of $0.964 per share or, in the event of liquidation or merger, liquidation distributions of $9.64 per share in preference to all convertible preferred stock. The holders of Series CC preferred stock have the right of first refusal to purchase a pro rata portion of preferred or common stock the Company proposes to issue to any public or private utility. Further, the holders of Series CC preferred stock have the right of first refusal to purchase a pro rata portion of any preferred or common stock that any subsidiary of the Company proposes to issue to any public or private utility if the subsidiary's business is unrelated to the market area of such utility or if such securities are convertible into common or preferred stock of the Company. The right of first refusal terminates three years after an initial public offering.

    Under a Put Agreement dated August 15, 1994 (the Put Agreement), the holders of Series CC preferred stock, acting as a group representing not less than 25% of the outstanding Series CC preferred stock, have the right to "put" those shares to the Company after May 12, 2001 (Investor Put) at the higher of $9.64 per share or the fair market value at the time of exercise of the Investor Put (the Redemption Price). The Investor Put will be extinguished in the event of an initial pubic offering by the Company of its common stock in which the net proceeds to the Company are at least $20 million, in the event of the sale of the Company or if not exercised by November 13, 2002. In the event the Investor Put is not completed by the Company for any reason within six months after the right is exercised then (a) the Redemption Price shall increase annually from the date the Investor Put was exercised at a rate of 15% for the first year, and five additional percentage points for each year thereafter (pro rated for any partial year), and (b) the holders of Series CC preferred stock shall have the right to initiate a separate demand registration at the Company's expense only for the holders of shares with rights under the Investor Put. In the event the fair market value of the Series CC preferred stock exceeds $96.40 (as adjusted for any stock split, stock dividend, or other combinations or reclassifications) per share at the time the Investor Put is exercised, the amount payable to the holders of the Series CC preferred stock who participate in the Investor Put may be paid 50% at closing and the balance, plus interest at the prime rate, on the first anniversary of the closing. The Company's obligations under the Put Agreement will be suspended for such time that performance of such obligations would result in a breach of, a default, or an event of default under the Indenture governing the Company's Senior Discount Notes or would otherwise result in a violation of law.

7. STOCKHOLDERS' EQUITY (DEFICIT)

    CONVERTIBLE PREFERRED STOCK--In conjunction with the proposed initial public offering of the Company's common stock, all outstanding shares of convertible preferred stock will automatically convert into common stock upon the closing of the offering (See Note 1). At December 31, 1995, convertible preferred stock consists of:

                                                                                     AMOUNT (NET OF
                                                                            ISSUE       ISSUANCE      LIQUIDATION
                                                 DESIGNATED  OUTSTANDING    PRICE        COSTS)       PREFERENCE
                                                 ----------  -----------  ---------  --------------  -------------
Series AA......................................   5,000,000   5,000,000   $    1.00   $  4,928,000   $   5,000,000
Series BB......................................   4,256,733   3,489,845        4.75     16,073,000      16,577,000
Series DD......................................     647,923     646,830        9.64      6,194,000       6,235,000
                                                 ----------  -----------             --------------  -------------
                                                  9,904,656   9,136,675               $ 27,195,000   $  27,812,000
                                                 ----------  -----------             --------------  -------------
                                                 ----------  -----------             --------------  -------------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
Significant terms of the convertible preferred stock are as follows:

    - Each share is convertible into two shares of common stock, subject to adjustments for events of dilution. Shares of Series AA, BB and DD preferred stock will automatically be converted into common stock upon completion of a public offering with net proceeds in excess of $20 million and at a price equal to or greater than $2.00, $6.00 ($12.05 after January 1, 1997) and $9.64 ($12.05 after January 1, 1997) per common share, respectively (see Note 1). Each series of preferred stock is also automatically convertible into common stock upon the election of the holders of more than 50% of the outstanding shares of such series, or at such time as fewer than 500,000 shares (1,000,000 shares in the case of Series AA preferred stock) of such series (as adjusted for stock splits, stock dividends and combinations) remain outstanding.

    - Each share has the same voting rights as the number of shares of common stock into which it is convertible.

    - Holders of preferred stock are entitled to noncumulative dividends or, in the event of liquidation or merger, distributions in the order of preference shown as follows:

                                                                  NON-CUMULATIVE    LIQUIDATION
                                                                   DIVIDENDS PER   DISTRIBUTION
                                                                       SHARE         PER SHARE
                                                                  ---------------  -------------
Series BB.......................................................     $   0.475       $    4.75
Series AA.......................................................     $   0.100       $    1.00
Series DD.......................................................     $   0.964       $    9.64

    - Each series of preferred stock must receive their full dividend before the next series receives any dividends. Additionally, any dividends exceeding these minimum amounts are shared between the common and preferred shares on a pro-rata basis.

    - Each series of preferred stock must receive their full preferential amounts before the next series receives any liquidation distributions. Additionally, any funds available for distribution in excess of these minimum amounts, plus $0.25 per share for common stock, is to be distributed ratably among the holders of the common, redeemable convertible preferred and convertible preferred stock.

    - The holders of at least 5,000 shares of Series AA or BB preferred stock have the right of first refusal to purchase their pro rata portion of certain issues of preferred or common stock of the Company on the same terms and conditions as the Company offers such securities to other investors, subject to certain conditions and limitations. The right of first refusal of all holders terminates upon the registered public offering of the Company's common stock with net proceeds of at least $20 million.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    COMMON STOCK--At December 31, 1995 and June 30, 1996, the Company had reserved shares of common stock for issuance as follows:

                                                          DECEMBER    JUNE 30,
                                                          31, 1995      1996
                                                         ----------  -----------
Conversion of preferred stock..........................  24,704,886   24,705,692
Issuance under stock option plans......................   5,261,630    5,086,420
Issuance upon exercise of common stock warrants........   2,653,832    2,653,832
Issuance upon exercise and conversion of Series BB
  preferred stock warrants.............................   1,533,776    1,532,970
                                                         ----------  -----------
Total..................................................  34,154,124   33,978,914
                                                         ----------  -----------
                                                         ----------  -----------

    WARRANTS--At December 31, 1995, the following warrants to purchase stock were outstanding:

    Warrants to purchase 2,310 shares of common stock at $126.92 per share are exercisable and expire at various dates through December 9, 1996, or, with notice from the Company immediately prior to (a) the closing of a firm committment underwritten initial public offering of the Company's securities,
(b) the merger of the Company into or with another corporation in which the Company is not the survivor and the stockholders of the Company own less than 50% of the voting securities of the surviving corporation, or (c) the sale, transfer or lease of all or substantially all of the assets of the Company.

    Warrants to purchase 750 shares (300 shares at June 30, 1996) of common stock at $20.00 per share, are exercisable and expire at various dates through February 6, 1997, or, with notice from the Company immediately prior to (a) the merger of the Company into or with another corporation in which the stockholders of the Company hold less than 50% of the voting securities of the surviving corporation or its parent; (b) the sale, conveyance or disposition of all or substantially all of the assets of the Company, or (c) the liquidation, dissolution or winding up of the Company.

    Warrants to purchase 50,000 shares of common stock at $2.00 per share become exercisable over a five-year period at the rate of 20% per year commencing August 21, 1992, subject to certain conditions. The purchase right may not be exercised prior to either (a) February 24, 1998, (b) the effective date of a registration statement filed by the Company for an initial public offering of its common stock, (c) five days prior to the merger of the Company with or into another corporation as a result of which the stockholders of the Company hold less than 50% of the equity securities of the surviving corporation or its parent, or (d) five days prior to a sale, conveyance or disposition of all or substantially all of the assets of the Company. The warrants expire on February 24, 1999, or, with written notice from the Company, two days prior to (a) the merger of the Company with or into a corporation as a result of which the stockholders of the Company hold less than 50% of the equity securities of the surviving corporation or its parent (unless the securities received are freely tradable and listed on a national securities exchange or on the Nasdaq National Market), (b) the sale, conveyance or disposition of all or substantially all of the assets of the Company, or (c) the liquidation, dissolution or winding up of the Company.

    In connection with the sale of Series BB preferred stock in 1993 certain purchasers were granted warrants to purchase an additional 766,888 shares (766,485 shares at June 30, 1996) of Series BB preferred stock at $4.75 per share. The warrants are exercisable from the date of grant through the earlier of

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
(a) September 30, 1998 or (b) with written notice from the Company, immediately prior to (i) the closing of a firm committment underwritten initial public offering of the Company's securities (see Note 1), (ii) the merger of the Company into or with another corporation in which the Company is not the survivor and the stockholders of the Company hold less than 50% of the voting securities of the surviving corporation, or (iii) the sale, transfer or lease of all or substantially all of the assets of the Company.

    Warrants to purchase 2,600,000 shares of common stock at $0.005 per share were granted in connection with the issuance and sale in 1995 of the Company's Senior Discount Notes (see Note 5). The warrants expire on the earliest to occur of (a) June 15, 2005, (b) 90 days after a change of control of the Company (as defined) (see Note 1), and (c) 90 days after the consummation of a public equity offering of the Company (as defined). The warrants may be exercised on the earliest to occur of (a) the seventh day prior to a change of control of the Company (as defined), (b) the consummation of a public equity offering (as defined), or (c) 90 days prior to expiration.

    STOCK OPTION PLANS--The Company has stock option plans (the Plans) under which shares are reserved for issuance to officers, directors, employees and consultants. Under the Plans, both incentive and nonstatutory stock options to purchase common stock may be granted or restricted common stock may be sold at prices not less than the fair market value of the common stock at the date of grant. The fair market value and terms of exercise are determined by the Board of Directors. Options outstanding at December 31, 1995 generally become exercisable ratably over five years, commencing six months from the date of the individual's employment or the date of grant and expire ten years from the date of grant. At December 31, 1995, there were 1,827,000 shares available for future grants under the Plans.

    A summary of stock option activity under the Plans on a combined basis is as follows:

                                                                                         OUTSTANDING OPTIONS
                                                                                    -----------------------------
                                                                                     NUMBER OF
                                                                                      SHARES     PRICE PER SHARE
                                                                                    -----------  ----------------
Balances, January 1, 1994.........................................................    1,618,434  $  0.05 to $0.25
Granted...........................................................................    4,447,850     0.25 to  0.50
Exercised.........................................................................     (533,656)    0.25 to  0.50
Cancelled.........................................................................     (292,000)    0.25 to  0.50
                                                                                    -----------
Balances, December 31, 1994                                                           5,240,628     0.05 to  0.50
Granted...........................................................................      514,600     0.50 to  1.50
Exercised.........................................................................   (2,318,096)    0.05 to  0.50
Cancelled.........................................................................     (163,498)    0.05 to  1.50
                                                                                    -----------
Balances, December 31, 1995                                                           3,273,634     0.05 to  1.50
Granted...........................................................................      743,310     1.75 to  3.00
Exercised.........................................................................     (175,210)    0.05 to  1.50
Cancelled.........................................................................      (62,598)    0.50 to  2.00
                                                                                    -----------
Balances, June 30, 1996...........................................................    3,779,136  $  0.05 to  3.00
                                                                                    -----------
                                                                                    -----------

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    RESTRICTED STOCK--Certain officers, employees and consultants exercised unvested stock options with cash or full recourse notes. The related shares of common stock are subject to repurchase by the Company at the orginal purchase price per share upon the purchaser's cessation of service prior to the vesting of such shares. The restricted stock continues to vest in accordance with the terms of the original stock option. The related notes bear interest at rates ranging from 6.04% to 7.92% and are due in 1999 through 2000. At December 31, 1995, 1,847,156 outstanding shares of such stock were subject to repurchase at the original exercise price (1,688,908 shares at June 30, 1996).

8. INCOME TAXES

    No federal income taxes were provided in 1993, 1994, 1995 or for the six months ended June 30, 1996 due to the Company's net losses. The provisions for income taxes for these periods represent various state minimum income and franchise taxes. The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the loss before income taxes as follows:

                                                              YEARS ENDED DECEMBER 31,        SIX MONTHS
                                                         ----------------------------------   ENDED JUNE
                                                            1993        1994        1995       30, 1996
                                                         ----------  ----------  ----------  -------------
Taxes computed at federal statutory rate...............       35.0%       35.0%       35.0%        35.0%
State income taxes, net of federal effect..............        4.5         4.5         4.5          4.5
Research tax credits...................................        2.8         3.1         1.0          0.6
Change in valuation allowance..........................      (42.2)      (42.5)      (40.4)       (40.0)
                                                             -----       -----       -----        -----
Total provision........................................        0.1%        0.1%        0.1%         0.1%
                                                             -----       -----       -----        -----
                                                             -----       -----       -----        -----

    The tax effects of temporary differences that give rise to deferred taxes were as follows (in thousands):

                                                                   DECEMBER 31,
                                                               --------------------   JUNE 30,
                                                                 1994       1995        1996
                                                               ---------  ---------  -----------
Deferred tax assets:
  Expenses not currently deductible for tax purposes.........  $   1,504  $   2,182   $   1,995
  Senior discount note interest..............................     --          3,817       8,274
  Tax net operating loss and credit carryforwards............     18,939     30,910      40,723
  Research and development expenses capitalized for tax
    purposes.................................................      1,991      3,645       2,044
                                                               ---------  ---------  -----------
Total deferred tax assets....................................     22,434     40,554      53,036
Valuation allowance on deferred tax assets...................    (22,434)   (40,554)    (53,036)
                                                               ---------  ---------  -----------
Net deferred income taxes....................................  $  --      $  --       $  --
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

    At December 31, 1995, the Company had net operating loss carryforwards of approximately $82,500,000 and $7,300,000 available to offset future federal and California taxable income, respectively. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

8. INCOME TAXES (CONTINUED)
Act of 1986 and the California Conformity Act of 1987. Such federal carryforwards expire in 2001 through 2010. Such state carryforwards expire in 1996 through 2000.

    Equity issuances in April 1991 triggered such a limitation on loss carryforwards. At that time, the Company had federal net operating loss carryforwards of approximately $10,500,000. As of December 31, 1995, approximately $4,000,000 of this net operating loss remains limited to an annual usage of approximately $1,400,000 for federal income tax purposes. Any significant stock issuances after December 31, 1995 will likely result in another such ownership change. The annual limitation for utilization of the net operating losses and tax credit carryforwards incurred up to the point of change will be equal to the fair market value of the Company immediately before such change multiplied by the then current long-term tax exempt interest rate.

    The Company has capitalized approximately $59,400,000 of research and development expenditures for California purposes which are available for amortization in future years. Realization of the deferred tax assets associated with these expenditures is contingent upon the amount of income or loss apportioned to California during the subject amortization periods. Research and development tax credit carryforwards of approximately $1,800,000 and $900,000 are also available to offset future federal and California income taxes payable, respectively.

    A valuation allowance has been recorded against tax assets for which realization is uncertain. Based upon the Company's history of operating losses and the expiration dates of the loss carryforwards, the Company has recorded a valuation allowance to the full extent of its net deferred tax assets.

9. CONTINGENCIES AND COMMITMENTS

    The industry in which the Company operates is characterized by frequent litigation regarding patent and other intellectual property rights. The Company is party to a trademark claim. Although the ultimate outcome of this matter is not presently determinable, management believes that its resolution will not have a material effect on the Company's financial position or results of operations.

    At December 31, 1994 and 1995 and June 30, 1996, equipment with a net book value of $456,000, $854,000 and $822,000 (net of accumulated amortization of $1,495,000, $372,000 and $536,000, respectively), has been leased under capital leases.

    The Company leases its manufacturing and office facilities under a noncancelable operating lease which expires in December 2000. Deferred rent results from the difference between facilities rent expense recognized on the straight-line basis over the term of the lease as compared to the contractual payments made.

                           CELLNET DATA SYSTEMS, INC.

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS
                                   UNAUDITED)

9. CONTINGENCIES AND COMMITMENTS (CONTINUED)
    Future minimum annual rental payments under capital and operating leases are as follows (in thousands):

                                                                                             CAPITAL     OPERATING
YEARS ENDING DECEMBER 31,                                                                    LEASES       LEASES
-----------------------------------------------------------------------------------------  -----------  -----------
1996.....................................................................................  $       360   $   1,087
1997.....................................................................................          315       1,059
1998.....................................................................................          158       1,040
1999.....................................................................................           91       1,046
2000.....................................................................................           54       1,081
Thereafter...............................................................................      --              749
                                                                                           -----------  -----------
Total minimum lease payments.............................................................          978   $   6,062
                                                                                                        -----------
                                                                                                        -----------
Amount representing interest.............................................................         (158)
                                                                                           -----------
Present value of minimum lease payments..................................................  $       820
                                                                                           -----------
                                                                                           -----------

    Facilities rent expense was $245,000, $421,000, $901,000, and $599,000 for
1993, 1994, 1995 and for the six months ended June 30, 1996, respectively. Rent expense is net of sublease income of $296,000 and $175,000 in 1993 and 1994, respectively.

10. SUBSEQUENT EVENTS

    On August 30, 1996 the Company reincorporated in Delaware. The Board of Directors of the Company approved a two-for-one split of all outstanding shares of common stock effective as of September 5, 1996. All shares and per-share amounts have been adjusted to reflect this split. On October 2, 1996, the Company went effective as a public company.

    Also in October 1996 the Company became a party to a patent infringement suit and a class action lawsuit. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of these suits will not have a material effect on the Company's financial position or results of operations.

                              *    *    *    *    *